Exhibit 99.24(b)9
September 22, 2020
Board of Directors
Thrivent Financial for Lutherans
625 Fourth Ave. S
Minneapolis, MN 55414
RE:	Thrivent Financial for Lutherans ("Thrivent")
Thrivent Variable Annuity Account I ("Variable Account")
Pre-Effective Amendment No. 2 to Form N-4 Registration Statement
File No. 333-229611 and 811-21111

Directors:
This opinion is furnished in connection with the filing with the Securities and Exchange Commission of Pre-Effective Amendment No. 2 under the Securities Act of 1933, as amended, (the “1933 Act”) to the above-referenced registration statement on Form N-4 (“Registration Statement”). The filing also constitutes Amendment No. 36 to the Registration Statement under the Investment Company Act of 1940, as amended. The Registration Statement pertains to certain individual variable annuity contracts described therein (the “Contracts”).
I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I am of the following opinions:
1.	Thrivent is a fraternal benefit society organized under the laws of the State of Wisconsin;
2.	The Variable Account is duly organized under the provisions for the Wisconsin Insurance Code as a separate account under which income, gains, or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable account under the terms of the Contracts without regard to income, gains, or losses to Thrivent;
3.	The assets held in the Variable Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent may conduct; and
4.	The Contracts have been duly authorized by Thrivent, and the securities registered by the Registration Statement will, when sold in a manner contemplated by the Registration Statement, be legally issued and represent binding obligations of Thrivent in accordance with the terms of the Contracts.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement.
Respectfully,
/s/ Cynthia K. Mueller
Cynthia K. Mueller
Senior Counsel